UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2007

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2007, Immucor, Inc. (the “Company”) announced that Patrick Waddy would resign from his role as Chief Financial Officer of the Company effective August 31, 2007.  The Company has not yet hired a new Chief Financial Officer, and Mr. Waddy has agreed to remain as Chief Financial Officer until a new Chief Financial Officer has been hired.  At that time he would become the Company’s Vice President of International Finance under the terms of an Employment Agreement that would become effective at that time.  A copy of that Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Item 5.03                         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 16, 2007, the Company’s Board of Directors unanimously adopted an amendment to Section 4.8 of the Company’s Amended and Restated Bylaws to bring the Company’s bylaws into conformity with the most recent provisions of Section 14-2-821 the Georgia Business Corporation Code concerning Board of Director actions, to expressly recognize that consent action can be evidenced “by electronic transmission” in addition to a writing.  As amended, Section 4.8 now reads as follows:

4.8           Action by Directors Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors.  The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, signed by each director and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.  The consent may be executed in counterparts, and shall have the same force and effect as a unanimous vote of the Board of Directors at a duly convened meeting.

The above amendment to the Amended and Restated Bylaws was effective upon its adoption on August 16, 2007.

Item 9.01                                                 Financial Statements and Exhibits.

(d)  Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement between Immucor, Inc. and Patrick D. Waddy executed August 16, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date: August 22, 2007	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President and General Counsel